Exhibit 99.1



             4netSoftware, Inc. Signs Letter Of Intent with NWT Inc.

RIDGEFIELD, Conn., --(Business Wire) -- Nov. 18, 2002 -- 4netSoftware, Inc. (the "Company"), (OTC BB: FNSI), today announced that it has signed a Letter of Intent to acquire all of the issued and outstanding capital stock of NWT Inc. ("NWT"), a privately-held corporation headquartered in Salt Lake City, Utah that provides a broad range of diversified laboratory services. NWT through its subsidiaries is engaged in the business of providing drugs of abuse testing for government agencies, private and public companies and conducting contract research in support of new drug development for the pharmaceutical industry. For the fiscal year ended December 31, 2002, NWT expects revenues of approximately $17 million.

The Company and NWT plan on executing a definitive share exchange agreement within the next thirty days and expect to close the transaction by December 31, 2002. In connection with the transaction the name of the Company will be changed from 4netSoftware, Inc. to NWT Inc. The directors and officers of NWT will replace the directors and officers of the Company, with the exception that Steven N. Bronson, will continue as a director of the Company. The Company's corporate offices will relocate to NWT's headquarters in Salt Lake City, Utah. Denis C.K. Lin, Ph.D., current President, CEO and Director of NWT, will continue to serve in those capacities. Following the closing of the transaction all of the other officers and senior management of NWT will retain their current positions and continue to run the day-to-day operations of the NWT and the Company.

Prior to the closing of the share exchange transaction, the Company will effect an eight (8) share for one (1) share reverse split of its common stock. In connection with the share exchange the Company will issue approximately 2,000,000 shares of common stock, after giving effect to the reverse split, in exchange for all of the issued and outstanding capital stock of NWT. Additionally, the Letter of Intent contemplates that the Company will issue options to purchase 400,000 shares of common stock to certain members of NWT's management team.

Steven N. Bronson, President and CEO of the Company said, "I believe the transaction with NWT will be beneficial to the shareholders of 4netSoftware." Mr. Bronson also stated "We believe NWT is positioned to capitalize in two very interesting markets and possesses a seasoned management team and talented Board of Directors. NWT is a nice match for the criteria that we have been seeking in an acquisition target in order to enhance shareholder value."

Denis C.K. Lin, Ph.D., President, CEO & Director of NWT Inc. stated, "The Board of Directors and NWT management has carefully weighed all aspects of this contemplated transaction and have concluded that it is a valid and exciting opportunity for NWT. As a public entity, NWT will be able to access the public market for capital to enhance the future growth of our business. The addition of Mr. Steve Bronson to the NWT Board of Directors in the near future is also significant. We believe Steve's experience in the public financial markets will add an important dimension to our Board."

NWT Inc., www.nwtinc.com, a Utah Corporation founded in 1981, operates three business units in two distinct markets. The Tandem Labs Division, with facilities in Salt Lake City, Utah, and West Trenton, New Jersey, operates in the contract research market that supports pharmaceutical companies in their advanced bioanalytical research and development activities. NWT estimates that the overall advanced bioanalytical contract research and development market in which NWT participates is approximately $250 million per year. The aggregate drugs of abuse testing market in which NWT's Northwest Drug Testing Division participates is a mature and changing market currently estimated by NWT to be approximately $700 million per year.


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4net Software, Inc. (OTC BB: FNSI), 4net Software is a publicly traded corporation that is engaged in identifying, investigating and, if investigation warrants, acquiring and/or merging with a company that will enhance 4net Software's revenues and increase shareholder value.

Certain of the statements contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Factors that could contribute to the uncertainty of forward-looking statements include, but are not limited to, competition for acquisitions, successful integration of acquired companies, general economic factors and the ability to obtain financing. 4net Software, Inc. undertakes no obligation to update publicly any forward-looking statements.


For information regarding 4net Software, please contact:

Steven N. Bronson, President
4net Software, Inc.
10 South Street, Suite 202
Ridgefield, Connecticut  06877
telephone: (203) 894-9755
fax:  (203) 894-9755

For information regarding NWT Inc., please contact:

Tom Dean
Murdock Capital Partners
520 Madison Avenue, 40th Floor
New York, New York 10022
telephone: (212) 421-2545
fax:  (212) 421-4460